                                                                     EXHIBIT 2.1

                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER

                                    BETWEEN

                        CLAREMONT TECHNOLOGY GROUP, INC.

                                      AND

                           CBSI ACQUISITION CORP. III

                                      AND

                       COMPLETE BUSINESS SOLUTIONS, INC.

                             DATED APRIL 8, 1998

                          AGREEMENT AND PLAN OF MERGER

                                                                              PAGE
                                                                              ----
                                          ARTICLE I

                                         THE MERGER
Section 1.1     Effective Time of the Merger................................    1
Section 1.2     Closing.....................................................    1
Section 1.3     Effects of the Merger.......................................    1
Section 1.4     Directors and Officers......................................    2

                                         ARTICLE II

                                  CONVERSION OF SECURITIES
Section 2.1     Conversion of Capital Stock.................................    2
         (a)    Capital Stock of Sub........................................    2
         (b)    Cancellation of Treasury Stock and CBSI-Owned Stock.........    2
         (c)    Exchange Ratios for Claremont Common Stock..................    2
         (d)    Closing Value...............................................    3
         (e)    Conversion Number, Collar...................................    3
         (f)    Effect of Conversion........................................    3
         (g)    Claremont Stock Options.....................................    3
Section 2.2     Exchange of Certificates....................................    3
         (a)    Exchange Agent..............................................    3
         (b)    Exchange Procedures.........................................    3
         (c)    Distributions with Respect to Unexchanged Shares............    4
         (d)    No Further Ownership Rights in Claremont Common Stock.......    4
         (e)    No Fractional Shares........................................    4
         (f)    Termination of Exchange Fund................................    4
         (g)    No Liability................................................    4

                                         ARTICLE III

                         REPRESENTATIONS AND WARRANTIES OF CLAREMONT
Section 3.1     Organization, Good Standing, Power, Etc.....................    5
Section 3.2     Power, Due Authorization....................................    5
Section 3.3     No Consents.................................................    5
Section 3.4     No Conflict.................................................    5
Section 3.5     Securities Matters..........................................    5
Section 3.6     Brokers.....................................................    5
Section 3.7     SEC Reports.................................................    6
Section 3.8     No Material Change..........................................    6
Section 3.9     Registration Statement; Proxy Statement/Prospectus..........    6
Section 3.10    Opinion of Financial Advisor................................    6
Section 3.11    Agreements, Contracts and Commitments.......................    6
Section 3.12    Litigation..................................................    7
Section 3.13    Pooling of Interests........................................    7
Section 3.14    Claremont Capital Structure.................................    7
Section 3.15    Intellectual Property.......................................    7

                                       (i)

                                                                              PAGE
                                                                              ----
                                         ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF CBSI AND SUB
Section 4.1     Organization, Good Standing, Power, Etc.....................     8
Section 4.2     Merger Stock................................................     8
Section 4.3     Power, Due Authorization....................................     8
Section 4.4     No Consents.................................................     8
Section 4.5     No Conflict.................................................     8
Section 4.6     Securities Matters..........................................     9
Section 4.7     Brokers.....................................................     9
Section 4.8     SEC Reports.................................................     9
Section 4.9     No Material Change..........................................     9
Section 4.10    Registration Statement; Proxy Statement/Prospectus..........     9
Section 4.11    Opinion of Financial Advisor................................    10
Section 4.12    Agreements, Contracts and Commitments.......................    10
Section 4.13    Litigation..................................................    10
Section 4.14    Pooling of Interests........................................    10
Section 4.15    CBSI and Sub Capital Structure..............................    10
Section 4.16    Intellectual Property.......................................    11

                                         ARTICLE V

                                    CONDUCT OF BUSINESS
Section 5.1     Covenants of Claremont......................................    11
Section 5.2     Covenants of CBSI...........................................    13
Section 5.3     Cooperation.................................................    14

                                         ARTICLE VI

                                   ADDITIONAL AGREEMENTS
Section 6.1     No Solicitation.............................................    14
Section 6.2     Proxy Statement/Prospectus; Registration Statement..........    15
Section 6.3     Consents....................................................    15
Section 6.4     Shareholder Rights Plan.....................................    15
Section 6.5     Current Nasdaq Quotation....................................    15
Section 6.6     Access to Information.......................................    15
Section 6.7     Shareholders' Meetings......................................    15
Section 6.8     Legal Conditions to Merger..................................    16
Section 6.9     Public Disclosure...........................................    16
Section 6.10    Tax-Free Organization.......................................    16
Section 6.11    Pooling Accounting..........................................    16
Section 6.12    Affiliate Agreements........................................    16
Section 6.13    Nasdaq Quotation............................................    16
Section 6.14    Stock Options...............................................    16
Section 6.15    Brokers or Finders..........................................    17
Section 6.16    Indemnification.............................................    17
Section 6.17    Additional Agreements; Reasonable Efforts...................    18
Section 6.18    Hart Scott Rodino Filings...................................    18

                                         ARTICLE VII

                                    CONDITIONS TO MERGER
Section 7.1     Conditions to Each Party's Obligation to Effect the
                Merger......................................................    19

                                      (ii)

                                                                              PAGE
                                                                              ----
         (a)    Shareholder Approval........................................   19
         (b)    Approvals...................................................   19
         (c)    Registration Statement......................................   19
         (d)    No Injunctions or Restraint; Illegality.....................   19
         (e)    Pooling Letters.............................................   19
         (f)    Hart Scott Rodino Filings...................................   19
         (g)    Nasdaq......................................................   19
Section 7.2     Additional Conditions to Obligations of CBSI and Sub........   19
         (a)    Representations and Warranties..............................   19
         (b)    Performance of Obligations of Claremont.....................   20
         (c)    Tax Opinion.................................................   20
         (d)    Blue Sky Laws...............................................   20
         (e)    Substantial Continuity of Workforce.........................   20
         (f)    Employment Agreements by Substantially All Vice
                Presidents..................................................   20
Section 7.3     Additional Conditions to Obligations of Claremont...........   20
         (a)    Representations and Warranties..............................   20
         (b)    Performance of Obligations of CBSI and Sub..................   20
         (c)    Tax Opinion.................................................   20

                                         ARTICLE VIII

                                  TERMINATION AND AMENDMENT
Section 8.1     Termination.................................................   20
Section 8.2     Effect of Termination.......................................   21
Section 8.3     Fees and Expenses...........................................   21
Section 8.4     Amendment...................................................   22
Section 8.5     Extension; Waiver...........................................   22

                                         ARTICLE IX

                                       MISCELLANEOUS
Section 9.1     Nonsurvival of Representations, Warranties and Agreements...   22
Section 9.2     Waiver......................................................   23
Section 9.3     Governing Law, Jurisdiction, Fees...........................   23
Section 9.4     Notices.....................................................   23
Section 9.5     Interpretation..............................................   23
Section 9.6     Counterparts................................................   23
Section 9.7     Entire Agreement; No Third Party Beneficiaries..............   24
Section 9.8     Governing Law...............................................   24
Section 9.9     Assignment..................................................   24

                                      (iii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 8, 1998, by and among Complete Business Solutions, Inc., a Michigan corporation ("CBSI"), CBSI Acquisition Corp. III, a Michigan corporation and a wholly-owned subsidiary of CBSI ("Sub") and Claremont Technology Group, Inc., an Oregon Corporation ("Claremont").

     WHEREAS, the Boards of Directors of CBSI, Sub and Claremont deem it advisable and in the best interests of each corporation and its respective shareholders that CBSI and Claremont combine in order to advance the long-term business interests of CBSI and Claremont;

     WHEREAS, the combination of CBSI and Claremont shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Claremont, Claremont will become a wholly owned subsidiary of CBSI and the shareholders of Claremont will become shareholders of CBSI (the "Merger");

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, Articles of Merger in such form as are required by the relevant provisions of the Oregon Business Corporation Act ("OBCA") (the "Articles of Merger") and a Certificate of Merger in such form as is required by the relevant provisions of the Michigan Business Corporation Act ("MBCA") shall be duly prepared, executed and acknowledged by Sub and Claremont and thereafter delivered to the Corporation Commissioner of the State of Oregon and the [Secretary of State?] for the State of Michigan for filing, as provided in the OBCA and MBCA, as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the State of Oregon and Certificate of Merger with the State of Michigan or at such time thereafter as is provided in the Articles of Merger and Certificate of Merger. (the "Effective Time").

     Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., P.S.T., on a date to be specified by CBSI and Claremont, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) ((other than the delivery of the officers' certificate referred to therein) (provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing) (the "Closing Date"), at the offices of Ater Wynne Hewitt Dodson & Skerritt, LLP, 222 S.W. Columbia, Suite 1800, Portland, Oregon 97201, unless another date or place is agreed to in writing by CBSI and Claremont.

     Section 1.3  Effects of the Merger.

     (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Claremont (Sub and Claremont are sometimes referred to below as the "Constituent Corporations" and Claremont is sometimes referred to below as the "Surviving Corporation"), (ii) the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation, except that Article I thereof shall be amended to read as follows:
"The name of the corporation (the "Corporation") is Claremont

Technology Group, Inc.," and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

     Section 1.4 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed. Claremont's Senior Vice Presidents and Vice Presidents will retain their titles, which shall not be regarded as corporate titles unless expressly so awarded by the Surviving Corporation's Board of Directors following the merger.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, no par value, of Claremont ("Claremont Common Stock") or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and CBSI-Owned Stock. All shares of Claremont Common Stock owned by CBSI, Sub or any other wholly-owned Subsidiary (as defined below) of CBSI shall be cancelled and retired and shall cease to exist and no stock of CBSI or other consideration shall be delivered in exchange therefor. All shares of Common Stock, no par value, of CBSI ("CBSI Common Stock") owned by Claremont shall remain unaffected by the Merger. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, where the general partnership interests held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (c) Exchange Ratios for Claremont Common Stock. Subject to Section 2.2, each issued and outstanding share of Claremont Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the "Conversion Number" (as defined below) of fully paid and unassessable shares of CBSI Common Stock (subject to adjustment for any stock splits, stock dividends, recapitalizations, reclassifications and similar events which affect the Claremont Common Stock or the CBSI Common Stock).

          (d) Closing Value. The "Closing Value" shall mean the average of the per share closing trading prices for CBSI Common Stock (without weighting for trading volume) for the twenty consecutive trading days the last of which is the fourth full trading day before the Closing Date.

          (e) Conversion Number, Collar. The "Conversion Number" shall be that number of shares of CBSI common stock equal to $27.00 divided by the Closing Value. However, if the Closing Value is less than 85% of $38.00, the Conversion Number shall be fixed at .8359133 shares of CBSI Common Stock. If the Closing Value is more than 115% of $38.00, the Conversion Number shall be fixed at .617849 shares of CBSI Common Stock.

          (f) Effect of Conversion. All such shares of Claremont Common Stock when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the applicable number of shares of CBSI Common Stock (based on the Conversion Number) and any cash in lieu of fractional shares of CBSI Common Stock to be issued or paid in consideration therefor pursuant to subsection 2.2(e) upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (g) Claremont Stock Options. At the Effective Time, all then-outstanding options to purchase Claremont Common Stock issued under Claremont's 1992 Stock Incentive Plan (the "Claremont Option Plans") will be assumed by CBSI in accordance with Section 6.13.

     Section 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Claremont Common Stock for CBSI Common Stock pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, CBSI shall deposit with a bank or trust company designated by CBSI and Claremont (the "Exchange Agent"), for the benefit of the holders of shares of Claremont Common Stock for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of CBSI Common Stock (such shares of CBSI Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Claremont Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Claremont Common Stock (each a "Certificate" and collectively, the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of CBSI Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CBSI and Claremont may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of CBSI Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by CBSI, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of CBSI Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Claremont Common Stock which is not registered in the transfer records of Claremont, a certificate representing the proper number of shares of CBSI Common Stock may be issued to a transferee if the Certificate representing such Claremont Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to CBSI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CBSI Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of CBSI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of CBSI Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of CBSI Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CBSI Common Stock.

          (d) No Further Ownership Rights in Claremont Common Stock. All shares of CBSI Common Stock issued upon the surrender for exchange of shares of Claremont Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Claremont Common Stock subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Claremont on such shares of Claremont Common Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Claremont Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this
     Section 2.2.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of CBSI Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of CBSI. Notwithstanding any other provision of this Agreement, each holder of shares of Claremont Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CBSI Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CBSI Common Stock multiplied by the Closing Value.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Claremont for one year after the Effective Time shall be delivered to CBSI, upon demand, and any shareholders of Claremont who have not previously complied with this
     Section 2.2 shall thereafter look only to CBSI for payment of their claim for CBSI Common Stock, any cash in lieu of fractional shares of CBSI Common Stock, and any dividends or distributions with respect to CBSI Common Stock.

          (g) No Liability. Neither CBSI nor Claremont shall be liable to any holder of shares of Claremont Common Stock or CBSI Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF CLAREMONT

     In order to induce CBSI to enter into this Agreement, Claremont warrants to CBSI and Sub, subject to the matters set forth in the Claremont Disclosure Letter delivered herewith, as follows:

     Section 3.1 Organization, Good Standing, Power, Etc. Claremont is a corporation duly organized and validly existing under the laws of the State of Oregon, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations ("Material Adverse Effect") of Claremont. Each of Claremont's subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Claremont.

     Section 3.2 Power, Due Authorization. Claremont has the power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder in accordance with the terms hereof, and all necessary corporate action to authorize the consummation of the transactions contemplated by this Agreement on the part of Claremont has been duly and effectively taken, including, without limiting the generality of the foregoing, the approval thereof by the Board of Directors of Claremont, excepting only the approval of the shareholders of Claremont.

     Section 3.3 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Claremont in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by CBSI of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"),
(ii) the filing of the Articles of Merger with the Oregon Corporation Commissioner, (iii) the filing of a Joint Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and under the federal Hart Scott Rodino Premerger Notification Act, and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Claremont.

     Section 3.4 No Conflict. Neither the execution and delivery of this Agreement nor the performance of Claremont's obligations hereunder will (i) violate any provision of the Articles of Incorporation or Bylaws of Claremont,
(ii) violate any material provision of any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental body applicable to Claremont, or (iii) constitute a material breach or default (or an event which, with notice or lapse of time or both, would constitute a material default) under any material contract, commitment, agreement, lease or other obligation to which Claremont is a party.

     Section 3.5 Securities Matters. Claremont has delivered (or will deliver) to CBSI copies of the proxy statement and all other written materials sent or made available or to be sent or made available to the holders of its capital stock in connection with this Agreement and the Merger. The proxy statement notice and such other material complied with or will comply in all material respects with the applicable requirements of the OBCA and applicable federal and state securities laws and did not (or will not) contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances, in order to make the statements therein not misleading, provided that in the proxy material delivered or to be delivered to its shareholders, Claremont has relied or will rely upon CBSI with respect to factual matters concerning CBSI and Sub contained in such material, and with respect to matters as to which such reliance is made, Claremont represents and warrants only that Claremont has or will accurately and completely present such factual matters concerning CBSI as CBSI provided to it for that purpose.

     Section 3.6 Brokers. Other than Donaldson, Lufkin & Jenrette, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Claremont.

     Section 3.7  SEC Reports.

     (a) Claremont has filed with the SEC all reports (the "Claremont SEC Reports") required to be filed by it under the Exchange Act. Claremont has furnished to CBSI or will furnish to CBSI on request prior to the Closing a copy of all Claremont SEC Reports. All of the Claremont SEC Reports filed by Claremont complied in all material respects with the requirements of the Exchange Act. None of the Claremont SEC Reports contained, as of the respective dates thereof, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial statements contained in the Claremont SEC Reports have been prepared in accordance with generally accepted accounting principles consistently applied throughout the applicable periods ("GAAP"). Each consolidated balance sheet included in the Claremont SEC Reports presents fairly in accordance with GAAP the consolidated financial position of Claremont as of the date of such balance sheet, and each consolidated statement of operations, shareholders' equity and cash flows presents fairly in accordance with GAAP the consolidated results of operations, shareholders' equity and cash flow of Claremont for the periods then ended.

     (b) No event has occurred since December 31, 1997 which requires the filing of a Claremont SEC Report that has not heretofore been filed and furnished to CBSI, excepting only the end of the third quarter of Claremont's fiscal year 1998 on March 31, 1998. There are no material liabilities of Claremont that have not been disclosed in the SEC reports, except as are disclosed in the Disclosure Letter.

     Section 3.8 No Material Change. As of the date hereof, there has been no material adverse change in Claremont's financial condition, results of operations, business or prospects since December 31, 1997, nor will there be any material adverse change in Claremont's financial condition, results of operations, business or prospects from the date hereof through the Effective Time except such as are promptly disclosed to CBSI.

     Section 3.9 Registration Statement; Proxy Statement/Prospectus. The written information supplied by Claremont for inclusion in the registration statement on Form S-4 pursuant to which shares of CBSI Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The written information supplied by Claremont for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of CBSI and Claremont in connection with the meeting of Claremont's shareholders to consider this Agreement and the Merger (the Claremont Shareholders' Meeting") and in connection with the meeting of CBSI's shareholders (the "CBSI Shareholders' Meeting") to consider the issuance of shares of CBSI Common Stock pursuant to the Merger (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to shareholders of Claremont or CBSI, at the time of the Claremont Shareholders' Meeting and the CBSI Shareholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CBSI or Claremont Shareholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Claremont or any of its Affiliates (as defined in Section 6.11), officers or directors should be discovered by Claremont which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Claremont shall promptly inform CBSI.

     Section 3.10 Opinion of Financial Advisor. The financial advisor of Claremont, Donaldson, Lufkin & Jenrette, has delivered to Claremont an opinion dated the date of this Agreement to the effect that the aggregate Merger consideration to be received by the holders of the issued and outstanding Common Stock of Claremont is fair in the aggregate from a financial point of view to the equity holders of Claremont as a group.

     Section 3.11 Agreements, Contracts and Commitments. Claremont is not in breach of, nor has it received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement,
                                      6
contract or commitment with any Claremont customer that represents revenue of or in excess of $250,000 in calendar year 1998 ("Claremont Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Claremont under any Claremont Material Contract. Except as set forth on the Claremont Disclosure Letter, on which all Claremont Material Contracts are listed, each Claremont Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Claremont is aware by any party obligated to Claremont pursuant to the Claremont Material Contract. Claremont's twenty largest revenue customers (as judged from anticipated 1998 revenue) are listed in the Disclosure Letter. Claremont has no reason to believe any of its twenty largest customers will terminate its relationship with Claremont within one year from the date hereof.

     Section 3.12 Litigation. Except as described in the Claremont SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Claremont pending, or as to which Claremont has received any written notice of assertion, or as to which Claremont has a reasonable basis to believe it will be asserted or brought, which is reasonably likely to have a Material Adverse Effect on Claremont, or a material adverse effect on the ability of Claremont to consummate the transactions contemplated by this Agreement.

     Section 3.13 Pooling of Interests. Neither Claremont nor any of its Affiliates has, through the date of this Agreement, taken or agreed to take any action which would prevent CBSI from accounting for the business combination to be effected by the Merger as a pooling of interests.

     Section 3.14  Claremont Capital Structure.

     (a) The authorized capital stock of Claremont consists of 25,000,000 shares of Common Stock, no par value, and 10,000,000 shares of preferred stock, no par value ("Claremont Preferred Stock"). As of March 31, 1998, 8,981,240 shares of Claremont Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Claremont Preferred Stock were issued and outstanding, (iii) 2,119,468 shares of Claremont Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under the Claremont Option Plans, and (iv) no shares of Claremont Common Stock were reserved for future issuance pursuant to outstanding warrants to purchase Claremont Common Stock. No material change in such capitalization has occurred between March 31, 1998, and the date of this Agreement. All shares of Claremont Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Claremont Disclosure Letter, there are no obligations, contingent or otherwise, of Claremont to repurchase, redeem or otherwise acquire any shares of Claremont Common Stock or Claremont Preferred Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     (b) Except as set forth in this Section 3.14 or as reserved for future grants of options under the Claremont Option Plans, there are no equity securities of any class of Claremont, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.14 or in the Claremont Disclosure Letter, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Claremont is a party or by which it is bound obligating Claremont to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Claremont or obligating Claremont to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Claremont, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Claremont.

     Section 3.15  Intellectual Property

     (a) Claremont owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Claremont as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on Claremont (the "Claremont Intellectual Property Rights").

     (b) Claremont is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Claremont Intellectual Property Rights or the intellectual property rights of any third party, the breach of which would be reasonably likely to have a Material Adverse Effect on Claremont.

     (c) To Claremont's knowledge, all patents, registered trademarks, service marks and copyrights held by Claremont are valid and subsisting. Except as set forth on the Claremont Disclosure Letter, Claremont (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would reasonably be expected to have a Material Adverse Effect on Claremont.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF CBSI AND SUB

     In order to induce Claremont to enter into this Agreement, CBSI and Sub warrant to Claremont, subject to the matters set forth in the CBSI Disclosure Letter delivered herewith, as follows:

     Section 4.1 Organization, Good Standing, Power, Etc. CBSI is a corporation duly organized and validly existing under the laws of the State of Michigan, and Sub is a corporation duly organized and validly existing under the laws of the State of Oregon. Each of CBSI and Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on CBSI.

     Section 4.2 Merger Stock. The shares of common stock of CBSI to be issued to the shareholders of Claremont in connection with the Merger will have been duly authorized prior to the effective time by all necessary corporate action by CBSI and, when issued and delivered by CBSI pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

     Section 4.3 Power, Due Authorization. Each of CBSI and Sub has the power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder in accordance with the terms hereof, and all necessary corporate action to authorize the consummation of the transactions contemplated by this Agreement on the part of each of CBSI and Sub has been duly and effectively taken, including, without limiting the generality of the foregoing, the approval thereof by the Boards of Directors of CBSI and Sub and by CBSI as the sole shareholder of Sub, excepting only the approval of the Shareholders of CBSI.

     Section 4.4 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to CBSI or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by CBSI of a Registration Statement on Form S-4 with the SEC in accordance with the Securities Act, (ii) the filing of the Articles of Merger with the Oregon Corporation Commissioner, (iii) the filing of a Joint Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and under the federal Hart Scott Rodino Premerger Notification Act, and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on CBSI or Sub.

     Section 4.5 No Conflict. Neither the execution and delivery of this Agreement nor the performance of CBSI's or Sub's obligations hereunder will (i) violate any provision of the Articles of Incorporation or Bylaws of CBSI or Sub, (ii) violate any material provision of any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental body applicable to CBSI or Sub, or (iii) constitute a material breach or default (or an event which, with notice or lapse of time or both, would constitute a material default) under any material contract, commitment, agreement, lease or other obligation to which CBSI or Sub is a party.

     Section 4.6 Securities Matters. CBSI has delivered (or will deliver) to Claremont copies of the proxy statement and all other written materials sent or made available or to be sent or made available to the holders of its capital stock in connection with this Agreement and the Merger. The proxy statement notice and such other material complied with or will comply in all material respects with the applicable requirements of the MBCA and applicable federal and state securities laws and did not (or will not) contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances, in order to make the statements therein not misleading, provided that in the proxy material delivered or to be delivered to its shareholders, CBSI has relied or will rely upon Claremont with respect to factual matters concerning Claremont contained in such material, and with respect to matters as to which such reliance is made, CBSI represents and warrants only that CBSI has or will accurately and completely present such factual matters concerning Claremont as Claremont provided to it for that purpose.

     Section 4.7 Brokers. Other than UBS Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CBSI.

     Section 4.8  SEC Reports.

     (a) CBSI has filed with the SEC all reports (the "CBSI SEC Reports") required to be filed by it under the Exchange Act. All of the CBSI SEC Reports filed by CBSI complied in all material respects with the requirements of the Exchange Act. None of the CBSI SEC Reports contained as of the respective dates thereof, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial statements contained in the CBSI SEC Reports have been prepared in accordance with GAAP consistently applied throughout the applicable periods. Each consolidated balance sheet included in the CBSI SEC Reports presents fairly in accordance with GAAP the consolidated financial position of CBSI as of the date of such balance sheet, and each consolidated statement of operations, shareholders' equity and cash flows presents fairly in accordance with GAAP the consolidated results of operations, shareholders' equity and cash flow of CBSI for the periods then ended.

     (b) No event has occurred since December 31, 1997 which requires the filing of a CBSI SEC Report that has not heretofore been filed and furnished to Claremont, excepting only the end of the first quarter of CBSI's fiscal year ending on March 31, 1998. There are no material liabilities of CBSI that have not been disclosed in the CBSI SEC Reports, except as are disclosed in the Disclosure Letter.

     Section 4.9 No Material Change. As of the date hereof, there has been no material adverse change in CBSI's financial condition, results of operations, business or prospects since December 31, 1997, nor will there be any material adverse change in CBSI's financial condition, results of operations, business or prospects from the date hereof through the Effective Time except such as are promptly disclosed to Claremont.

     Section 4.10 Registration Statement; Proxy Statement/Prospectus. The written information supplied by CBSI for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by CBSI for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to shareholders of CBSI or Claremont, at the time of the CBSI Shareholders' Meeting and Claremont Shareholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the

Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CBSI or Claremont Shareholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to CBSI or any of its Affiliates, officers or directors should be discovered by CBSI which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, CBSI shall promptly inform Claremont.

     Section 4.11 Opinion of Financial Advisor. The financial advisor of CBSI, UBS Securities LLC, has delivered, or will deliver within two business days of the date hereof, to CBSI an opinion dated the date of this Agreement to the effect that the financial terms of the Merger are fair to CBSI from a financial point of view.

     Section 4.12 Agreements, Contracts and Commitments. CBSI is not in breach of,nor has it received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment with any CBSI customer that represents revenue of or in excess of $1,000,000 in calendar year 1998 ("CBSI Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from CBSI under any CBSI Material Contract. Except as set forth on the Disclosure Letter, on which all CBSI Material Contracts are listed, each CBSI Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default hereunder of which CBSI is aware by any party obligated to CBSI pursuant to the CBSI Material Contract. CBSI's twenty largest revenue customers (as judged from anticipated 1998 revenue) are listed in the Disclosure Letter. CBSI has no reason to believe any of its twenty largest customers will terminate their relationship with CBSI within one year from the date hereof.

     Section 4.13 Litigation. Except as described in the CBSI SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against CBSI pending or as to which CBSI has received any written notice of assertion, or as to which CBSI has a reasonable basis to believe it will be asserted or brought, which is reasonably likely to have a Material Adverse Effect on CBSI and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of CBSI to consummate the transactions contemplated by this Agreement.

     Section 4.14 Pooling of Interests. Neither CBSI nor any of its Affiliates has, through the date of this Agreement, taken or agreed to take any action which would prevent CBSI from accounting for the business combination to be effected by the Merger as a pooling of interests.

     Section 4.15  CBSI and Sub Capital Structure.

     (a) The authorized capital stock of CBSI consists of 30,000,000 shares of Common Stock, no par value, and 1,000,000 shares of Preferred Stock, no par value ("CBSI Preferred Stock"). As of March 31, 1998 (i) 26,996,408 shares of CBSI Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of CBSI Preferred Stock were issued and outstanding, (iii) no shares of CBSI Common Stock were held in the treasury of CBSI or by Subsidiaries of CBSI, (iv) 3,247,454 shares of CBSI Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under the CBSI Option Plans, and (v) no shares of CBSI Common Stock were reserved for future issuance pursuant to outstanding warrants to purchase CBSI Common Stock. The authorized capital stock of Sub consists of 60,000 shares of Common Stock, no par value. As of April 7, 1998 there are, and as of Closing there will be, 100 shares of Sub Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable. No material change in such capitalization has occurred between March 31, 1998, and the date of this Agreement. All shares of CBSI Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they were issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of CBSI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of CBSI Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of CBSI's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign subsidiaries) are owned by CBSI or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in CBSI's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 4.15 or as reserved for future grants of options under the CBSI Option Plans or the CBSI Director Option Plan, there are no equity securities of any class of CBSI or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this
Section 4.15 or in the CBSI Disclosure Letter, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which CBSI or any of its Subsidiaries is a party or by which it is bound obligating CBSI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CBSI or any of its Subsidiaries or obligating CBSI or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of CBSI, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of CBSI.

     Section 4.16  Intellectual Property.

     (a) CBSI owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of CBSI as currently conducted or proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on CBSI and the Subsidiaries, taken as a whole (the "CBSI Intellectual Property Rights").

     (b) CBSI is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the CBSI Intellectual Property Rights or any third party's intellectual property rights, the breach of which would be reasonably likely to have a Material Adverse Effect on CBSI and its Subsidiaries, taken as a whole.

     (c) To CBSI's knowledge, all patents, registered trademarks, service marks and copyrights held by CBSI are valid and subsisting. Except as set forth in the CBSI Disclosure Letter, CBSI (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would be reasonably likely to have a Material Adverse Effect on CBSI and its Subsidiaries, taken as a whole.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

     Section 5.1 Covenants of Claremont. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Claremont shall and shall cause each of its Subsidiaries (except to the extent that CBSI shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Claremont shall promptly notify CBSI of any material event or occurrence not in the ordinary course of business of Claremont. Except as expressly contemplated by this Agreement, subject to Section 6.1, Claremont shall not, and shall not permit its Subsidiaries to, without the prior written consent of CBSI:

          (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement.

          (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to any Claremont intellectual property, other than in the ordinary course of business consistent with past practices;

          (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options under the Claremont Option Plans consistent with past practices to employees or consultants and not exceeding in the aggregate 50,000 shares,
     (ii) the issuance of shares of Claremont Common Stock issuable upon exercise of options granted under the Claremont Option Plans, which options are outstanding on the date hereof, or (ii) the repurchase of shares of Common Stock from terminated employees pursuant to the terms of outstanding stock restriction or similar agreements.

          (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business;

          (f) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Claremont, except in the ordinary course of business;

          (g) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee, except in accordance with past practices,
     (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

          (j) Amend or propose to amend its Articles of Incorporation or Bylaws; or

          (k) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (j) above, or any action which is reasonably likely to make any of Claremont's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     Section 5.2 Covenants of CBSI. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, CBSI shall, and shall cause its subsidiaries (including without limitation Sub) (except to the extent that Claremont shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. CBSI shall promptly notify Claremont of any event or occurrence not in the ordinary course of business of CBSI. Except as expressly contemplated by this Agreement, CBSI shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Claremont;

     (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

     (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the CBSI's intellectual property other than in the ordinary course of business consistent with past practices;

     (c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options under the CBSI 1996 Stock Option Plan ("CBSI Option Plans") consistent with past practices to employees or consultants and in an aggregate not exceeding 600,000 shares, or
(ii) the issuance of shares of Common Stock issuable upon exercise of options granted under the CBSI Option Plans, or (iii) options issued in connection with a transaction permitted by Section 5.2(d), or (iv) the repurchase of shares of CBSI Common Stock from terminated employees or consultants;

     (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division, or otherwise acquire or agree to acquire any assets, which, in each case, would delay the consummation of the Merger;

     (e) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of CBSI and its Subsidiaries, taken as a whole, except for lease financing arrangements and transactions entered into in the ordinary course of business;

     (f) Amend or proposed to amend its Articles of Incorporation or Bylaws, except as contemplated by this Agreement;

     (g) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, (v) except as contemplated by this Agreement, establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

     (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

     (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of CBSI or any of its Subsidiaries or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice; or

     (j) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (i) above, or any action which is reasonably likely to make any of CBSI's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     Section 5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of CBSI and Claremont shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.1 No Solicitation.

     (a) Claremont shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Claremont, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Claremont or its Board of Directors from (A) furnishing public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of Claremont, if and only to the extent that (1) the Board of Directors of Claremont believes in good faith (after consultation with its financial adviser) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Claremont's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Claremont determines in good faith after consultation with outside legal counsel that such action is necessary for Claremont to comply with its fiduciary duties to shareholders under applicable law, and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement dated March 9, 1998, between CBSI and Claremont (the "Confidentiality Agreement"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     (b) Claremont shall notify CBSI in writing immediately after receipt by Claremont (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Claremont by any person or entity that informs Claremont that it is considering making, or has made, an Acquisition Proposal.

     Section 6.2  Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly as practical after the execution of this Agreement, CBSI and Claremont shall prepare and file with the SEC the Joint Proxy Statement, and CBSI shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. CBSI and Claremont shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of Claremont and CBSI, determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the Joint Proxy Statement shall include the recommendation of the Board of Directors of Claremont in favor of this Agreement and the Merger and the recommendation of the Board of Directors of CBSI in favor of the issuance of shares of CBSI Common Stock pursuant to the Merger.

     (b) CBSI and Claremont shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

     Section 6.3 Consents. Each of CBSI and Claremont shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of CBSI's or Claremont's material agreements, contracts, licenses or leases in connection with the Merger.

     Section 6.4 Shareholder Rights Plan. As soon as possible, and in any event prior to the Effective Time, Claremont shall take such steps as may be required and sufficient either to redeem the outstanding rights under its Shareholder Rights Plan or to amend that plan so as to prevent its application to this transaction, without cost to CBSI.

     Section 6.5 Current Nasdaq Quotation. Each of CBSI and Claremont agrees to continue the quotation of CBSI Common Stock and Claremont Common Stock, respectively, on the Nasdaq National Market during the term of the Agreement so that, to the extent necessary, appraisal rights will not be available to shareholders of Claremont under Section 60.554 of the OBCA.

     Section 6.6 Access to Information. Upon reasonable notice, Claremont and CBSI shall each (and CBSI shall cause each of its Subsidiaries) to afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Claremont and CBSI shall (and CBSI shall cause each of its Subsidiaries) to furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations or the parties to consummate the Merger.

     Section 6.7  Shareholders' Meetings.

     (a) Claremont and CBSI each shall call a meeting of its respective shareholders to be held as promptly as practicable for the purpose of voting, in the case of Claremont, upon this Agreement and the Merger and, in the case of CBSI, upon the increase in authorized common stock in order to effect the Merger and the issuance of shares of CBSI Common Stock pursuant to the Merger (the "CBSI Voting Proposal"). Subject to Sections 6.1 and 6.2, Claremont and CBSI will, through their respective Boards of Directors recommend to their respective shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of Claremont and CBSI, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, each party shall use all reasonable efforts to solicit from shareholders of such party proxies in favor of such matters.

     (b) CBSI shall also propose to its shareholders at the CBSI Shareholders' Meeting or at an earlier-called meeting, as proposals separate from the CBSI Voting Proposal, (i) an amendment to the CBSI Articles of Incorporation to increase the number of authorized shares of CBSI Common Stock to 200,000,000 and
(ii) to increase the number of shares of CBSI Common Stock reserved for issuance under the CBSI Stock Option Plans by 4,000,000 shares of CBSI Common Stock.

     Section 6.8 Legal Conditions to Merger. Each of CBSI and Claremont will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of CBSI and Claremont will, and CBSI will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by CBSI or any of its Subsidiaries or Claremont in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     Section 6.9 Public Disclosure. CBSI and Claremont shall agree with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such agreement, except as may be required by law.

     Section 6.10 Tax-Free Organization. CBSI and Claremont shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     Section 6.11 Pooling Accounting. CBSI and Claremont shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of CBSI and Claremont shall use its best efforts (i) to cause its respective Affiliates not to take any action that would adversely affect the ability of CBSI to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective Affiliates to sign and deliver to CBSI a customary "pooling letter" in form and substance agreed upon by Claremont and CBSI.

     Section 6.12 Affiliate Agreements. Upon the execution of this Agreement, CBSI and Claremont will provide each other with a list of those persons who are, in CBSI's or Claremont's respective reasonable judgment, "affiliates" of CBSI or Claremont, respectively, within the meaning of Rule 145 (each such person who is an "affiliate" of CBSI or Claremont within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). CBSI and Claremont shall provide each other such information and documents as Claremont or CBSI shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Claremont shall use its best efforts to deliver or cause to be delivered to CBSI by May 31, 1998 (and in any case shall deliver to CBSI prior to the Effective Time) from each of the Affiliates of Claremont, an executed Affiliate Agreement, in form and substance satisfactory to CBSI and Claremont, by which such Affiliate of Claremont agrees to comply with the applicable requirements of Rule 145 ("Affiliates Agreement"). CBSI shall be entitled to place appropriate legends on the certificates evidencing any CBSI Common Stock to be received by such Affiliates of Claremont pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the CBSI Common Stock, consistent with the terms of the Affiliates Agreements.

     Section 6.13 Nasdaq Quotation. CBSI shall use its best efforts to cause the shares of CBSI Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

     Section 6.14  Stock Options.

     (a) At the Effective Time, each outstanding option to purchase shares of Claremont Common Stock (a "Claremont Stock Option") under the Claremont Option Plans shall be assumed by CBSI and shall thereafter constitute an option to acquire, on the same terms and conditions as were applicable under the Claremont

Stock Option the same number of shares of CBSI Common Stock as the holder of such Claremont Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share equal to (y) the aggregate exercise price for the shares of Claremont Common Stock otherwise purchasable pursuant to such Claremont Stock Option divided by
(z) the number of full shares of CBSI Common Stock deemed purchasable pursuant to such CBSI Stock Option in accordance with the foregoing; provided, however, that, in the case of any Claremont Stock Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

     (b) As soon as practicable after the Effective Time, CBSI shall deliver to the participants in the Claremont Option Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Claremont Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.13 after giving effect to the Merger). CBSI shall comply with the terms of the Claremont Option Plans and ensure, to the extent required by, and subject to the provisions of, such Claremont Option Plans, that Claremont Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

     (c) CBSI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CBSI Common Stock for delivery under Claremont Stock Options assumed in accordance with this Section 6.13. As soon as practicable after the Effective Time, CBSI shall file a registration statement or registration statements on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of CBSI Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, CBSI shall administer Claremont Stock Options assumed pursuant to this Section 6.13 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Claremont Option Plans complied with the such rule prior to the Merger.

     Section 6.15 Brokers or Finders. Each of CBSI and Claremont represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Donaldson, Lufkin & Jenrette, whose fees and expenses will be paid by Claremont in accordance with Claremont's agreement with such firm (copies of which have been delivered by Claremont to CBSI prior to the date of this Agreement), and except UBS Securities LLC, whose fees and expenses will be paid by CBSI in accordance with CBSI's agreement with such firm, and each of CBSI and Claremont agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

     Section 6.16  Indemnification.

     (a) Claremont shall and, from and after the Effective Time, CBSI and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of Claremont or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or employee of Claremont or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the OBCA to indemnify its own directors, officers and employees, as the case may be (Claremont, CBSI and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition by any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 60.397 of the OBCA). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective
Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Claremont (or them and CBSI and the Surviving Corporation after the Effective Time, (ii) Claremont (or after the Effective Time, CBSI and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (ii) Claremont (or after the Effective Time, CBSI and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Claremont, CBSI or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Claremont, CBSI or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6.16 except to the extent such failure prejudices such party), and shall deliver to Claremont (or after the Effective Time, CBSI and the Surviving Corporation) the undertaking contemplated by Section 60.397 of the OBCA. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (b) For a period of 6 years after the Effective Time, CBSI shall cause itself or the Surviving Corporation to use its best efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Claremont's directors' and officers' liability insurance policy (a copy of which has heretofore been delivered to CBSI) on terms and in an amount comparable to those now applicable to directors and officers of Claremont.

     (c) In the event that CBSI or the Surviving Corporation or any of their respective successors and assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers and conveys all or substantially all of its property and assets to any person, then, and in each case, proper provisions shall be made so that the successor and assigns of CBSI and the Surviving Corporation assume the obligations set forth in this Section 6.15.

     (d) The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, each of whom is an intended third party beneficiary, and may not be amended, altered or repealed without the written consent of any affected Indemnified Party.

     Section 6.17 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of CBSI and Claremont described in Section 6.6, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 6.18 Hart Scott Rodino Filings. The parties shall cooperate with each other such that each is timely provided all necessary information to permit it to make prompt and complete filings under, and to permit it to comply fully with, the requirements of the Hart Scott Rodino Premerger Notification Act.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

     Section 7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of 67% of the outstanding shares of Claremont Common Stock present or represented at the Claremont Shareholders' Meeting and the CBSI Voting Proposal shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of CBSI Common Stock present or represented at the CBSI Shareholders' Meeting.

          (b) Approvals. Other than the filing provided for by Section 1.2, all authorizations, consents, orders or approvals of, or declaration or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain would be reasonably likely to have a Material Adverse Effect on CBSI and its Subsidiaries, taken as a whole, or Claremont shall have been filed, occurred or been obtained.

          (c) Registration Statement. The Registration Statement shall have become and shall be effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (d) No Injunctions or Restraint; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting CBSI's conduct or operation of the business of CBSI after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

          (e) Pooling Letters. CBSI and Claremont shall have received letters from Arthur Andersen, LLP and KPMG Peat Marwick LLP, respectively, each dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time and addressed to CBSI and Claremont, respectively, stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles.

          (f) Hart Scott Rodino Filings. CBSI and Claremont shall have received letters from their respective counsel confirming that any necessary filing under federal antitrust laws has been made and that the transaction has passed Hart Scott Rodino review.

          (g) Nasdaq. The shares of CBSI Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

     Section 7.2 Additional Conditions to Obligations of CBSI and Sub. The obligations of CBSI and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by CBSI and Sub:

          (a) Representations and Warranties. The representations and warranties of Claremont set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for
     (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Claremont or a material adverse effect upon the consummation of the transactions contemplated hereby; and CBSI shall have received a certificate signed on behalf of Claremont by the president and the chief financial officer of Claremont to such effect.

          (b) Performance of Obligations of Claremont. Claremont shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and CBSI shall have received a certificate signed on behalf of Claremont by the president and the chief financial officer of Claremont to such effect.

          (c) Tax Opinion. CBSI shall have received a written opinion from Butzel Long, 150 W. Jefferson, Suite 900, Detroit, Michigan 48226 to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

          (d) Blue Sky Laws. CBSI shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of CBSI Common Stock pursuant to the Merger.

          (e) Substantial Continuity of Workforce. Substantially all of Claremont's employees as of the date hereof remain employed by Claremont as of the Closing Date.

          (f) Employment Agreements by Substantially All Vice
     Presidents. Substantially all of Claremont's Vice President and all Claremont's Senior Vice President level employees shall have signed Employment Agreements with Claremont, in substantially the form approved by CBSI.

     Section 7.3 Additional Conditions to Obligations of Claremont. The obligation of Claremont to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Claremont:

          (a) Representations and Warranties. The representations and warranties of CBSI and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on CBSI and its Subsidiaries, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Claremont shall have received a certificate signed on behalf of CBSI by the chief executive officer and the chief financial officer of CBSI to such effect.

          (b) Performance of Obligations of CBSI and Sub. CBSI and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Claremont shall have received a certificate signed on behalf of CBSI by the chief executive officer and the chief financial officer of CBSI to such effect.

          (c) Tax Opinion. Claremont shall have received the opinion of Ater Wynne Hewitt Dodson & Skerritt, LLP, counsel to Claremont, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholders of Claremont or CBSI:

          (a) by mutual written consent of CBSI and Claremont; or

          (b) by either CBSI or Claremont if the Merger shall not have been consummated by August 31, 1998 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (c) by either CBSI or Claremont, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.7 of this Agreement; or

          (d) by CBSI, if, at the Claremont Shareholders' Meeting (including any adjournment or postponement), the requisite vote of the shareholders of Claremont in favor of this Agreement and the Merger shall not have been obtained, or by Claremont, if, at the CBSI Shareholders' Meeting (including adjournment or postponement), the requisite vote of the shareholders of CBSI in favor of the CBSI Voting Proposal shall not have been obtained; or

          (e) by CBSI, if (i) the Board of Directors of Claremont shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to CBSI or shall have resolved to do any of the foregoing, for any reason other than the occurrence of an event or discovery of the falsity of a Representation or Warranty relating to CBSI which has a Material Adverse Effect on CBSI and its Subsidiaries, taken as a whole;
     (ii) the Board of Directors of Claremont shall have recommended to the shareholders of Claremont an Alternative Transaction (as defined in Section 8.3(d)); or (iii) a tender offer or exchange offer for 15 percent or more of the outstanding shares of Claremont Common Stock and/or shares of Claremont Preferred Stock (on an as converted basis) is commenced (other than by CBSI or an Affiliate of CBSI) and the Board of Directors of Claremont recommends that the shareholders of Claremont tender their shares in such tender or exchange offer; or (iv) a tender offer or exchange offer for a majority of the outstanding shares of Claremont Common Stock and/or shares of Claremont Preferred Stock (on an as converted basis) is successfully concluded, whether or not the Board of Directors of Claremont has recommended that the shareholders of Claremont tender their shares in such a tender or exchange offer;

          (f) by Claremont, if the Board of Directors of CBSI shall have withdrawn or modified its recommendation of the CBSI Voting Proposal in a manner adverse to Claremont or shall have resolved to do any of the foregoing, for any reason other than the occurrence of an event or discovery of the falsity of a Representation or Warranty relating to Claremont which has a Material Adverse Effect on Claremont; or

          (g) by CBSI or Claremont, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of CBSI, Claremont, Sub or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or obligations set forth in this Agreement; provided that, the provisions of Sections 6.6 (2nd sentence), 6.15 and 8.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     Section 8.3  Fees and Expenses.

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that CBSI and Claremont shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

     (b) Claremont shall pay CBSI a termination fee of $10,000,000 upon the earliest to occur of the following events. In such case, the fee thus due shall be liquidated damages and shall be the full and complete and final amount due and owing to CBSI as a result of:

          (i) the termination of this Agreement by CBSI pursuant to Section 8.1(e)(ii), (iii), or (iv); or

          (ii) the termination of this Agreement by CBSI pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the shareholders of Claremont at the Claremont Shareholders' Meeting if, at the time of such failure, there shall have been announced an Alternative Transaction or Claremont shall fail to hold the Claremont Shareholders' Meeting as a result of an Alternative Transaction.

     (c) The fee payable pursuant to Sections 8.3(b) shall be paid within five business days after the first to occur of the events described in Section 8.3(b)(i) or (ii); provided that, in no event shall Claremont be required to pay the termination fees to CBSI if, immediately prior to the termination of this Agreement, CBSI was in breach of any of its material obligations under this Agreement.

     (d) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than CBSI or its respective Affiliates (a "Third Party"), acquires more than 15 percent of the outstanding shares of Claremont Common Stock and/or shares of Claremont Preferred Stock (on an as converted basis), pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Claremont pursuant to which any Third Party acquires more than 15 percent of the outstanding equity securities of Claremont or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Claremont, and the entity surviving any merger or business combination including any of them) of Claremont having a fair market value (as determined by the Board of Directors of Claremont in good faith) equal to more than 15 percent of the fair market value of all the assets of Claremont immediately prior to such transaction, or (iv) any public announcement made directly or indirectly by anyone of a proposal, plan or intention to do any of the foregoing of which either Claremont or CBSI has knowledge (and promptly informs the other), or any agreement by Claremont to engage in any of the foregoing.

     Section 8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Claremont or of CBSI, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1  Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Sections 1.3, 1.4, 2.1, 2.2, 6.13, 6.15, 6.16, 6.17, the last sentence of
Section 8.4 and Article IX, and the agreements of the Affiliates of

Claremont delivered pursuant to Section 6.11. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

     Section 9.2 Waiver. A waiver of one or more breaches of any clause of this Agreement shall not act to waive any other breach, whether of the same or different clauses.

     Section 9.3 Governing Law, Jurisdiction, Fees. This Agreement is governed by the laws of the State of Michigan. Any action brought between the parties may be brought only in the state or federal courts located in Portland, Oregon, and in no other place unless the parties expressly agree in writing to waive this requirement. Each party consents to jurisdiction in that location. Each party consents to service of process through the method prescribed for notice in this Agreement. The prevailing party in any suit, action, arbitration, or appeal filed or held concerning this Agreement shall be entitled to reasonable attorneys' fees.

     Section 9.4 Notices. Notice for each party shall be sent to the person and address listed below, or to such other person or address as the parties may from time to time by Notice provide. Notice shall be effective when actually received by the party this Agreement designates for Notice, if sent by any means that leaves a hard-copy record in the hands of the recipient. If sent properly addressed by certified or registered mail, postage prepaid, return receipt requested, Notice shall be deemed effective on the date the return receipt shows the Notice was accepted, refused, or returned undeliverable.

     (A)  IF TO CBSI OR SUB, TO:
          Complete Business Solutions, Inc.
          32605 W. Twelve Mile Road, Suite 250
          Farmington Hills Michigan, 48334
          Attention: Tim Manney, Chief Financial Officer
          Attention: Tom Sizemore, General Counsel
          Phone 248-488-2088

     (B)  IF TO CLAREMONT, TO:
          Claremont Technology Group, Inc.
          1600 NW Compton Drive, Suite 210
          Beaverton, Oregon 97006
          Attention: Stephen Carson, President

           WITH A COPY TO:
          Ater Wynne Hewitt Dodson & Skerritt, LLP
          222 S.W. Columbia, Suite 1800
          Portland, OR 97201
          Attn: William C. Campbell

     Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 8, 1998.

     Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.15 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Oregon without regard to any applicable conflicts of law.

     Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, CBSI, Sub and Claremont have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


CLAREMONT TECHNOLOGY GROUP, INC.                   COMPLETE BUSINESS SOLUTIONS, INC.

By: /s/ Stephen M. Carson                          By: /s/ Rajendra B. Vattikuti
   --------------------------------------             --------------------------------------
Title: President, Chief Operating Officer          Title: President, Chief Executive Officer
       ----------------------------------                -----------------------------------
       Chief Financial Officer
       ----------------------------------
                                                   CBSI ACQUISITION CORP. III

                                                   By: /s/ Timothy S. Manney
                                                      -------------------------------------
                                                   Title: President
                                                      -------------------------------------

                                      24